5405 Windward Parkway Alpharetta, GA 30004 T 1-844-4AVANOS www.avanos.com

June 21, 2024

Ms Mojirade James
Delivered via Hand Delivery

Re: Amendment to May 21, 2021 Offer Letter
Moji,
Based on our discussion over the past few months, I wanted to use this amendment to memorialize the changes to the Relocation and Travel sections of your original offer letter and subsequent amendments that have gone into effect.

Relocation
The original requirement was to relocate within 18 months of your July 12, 2021 start date. With the signing of this amendment, relocation to the Alpharetta area is no longer required.

Travel
Travel expenses (including airfare and hotel) related to travel to and from your home in Philadelphia to the Corporate office of Avanos Medical in Alpharetta, GA, will be considered business travel and paid for by the Company. You will be expected to book your business travel through the Company vendors and be subject to the guidelines of the Avanos Travel and Expense policy.

Unless otherwise noted, this amendment supersedes the Relocation and Travel sections of your original offer letter and subsequent amendments.

I believe this captures the totality of our conversation. If you have any questions, please feel free to contact me directly.

Regards,

Sincerely,

/s/ John W. Cato

John W. Cato
Vice President, Global Human Resources

To indicate your acceptance of this amendment and its terms and conditions, please sign in the space provided below:

/s/ Mojirade James
Mojirade James
June 21, 2024